Exhibit 23

Consent of Independent Registered Public Accounting Firm

The Board of Directors
The Goldfield Corporation:

We consent to the incorporation by reference in the registration statement (No. 333-72241) on Form S-8 of The Goldfield Corporation of our report dated March 26, 2007 with respect to the consolidated balance sheets of The Goldfield Corporation and subsidiaries as of December 31, 2006 and 2005, and the related consolidated statements of operations, stockholders’ equity and cash flows for each of the years in the three-year period ended December 31, 2006, which report appears in the annual report on Form 10-K of The Goldfield Corporation.

/s/ KPMG LLP

Certified Public Accountants

Orlando, Florida
March 29, 2007